                     UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.  20549
                        FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

                                Commission File Number  0-18782
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                   ES&L Bancorp, Inc.
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  (Exact name of registrant as specified in charter)

300 West Water Street, Elmira, New York  14901
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            Common Stock, par value $.01 per share
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(Title of each class of securities covered by this Form)


                            None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [x]        Rule 12h-3(b)(1)(i)     [ ]
Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(ii)  [ ]        Rule 12h-3(b)(2)(ii)    [ ]
                                 Rule 15d-6              [ ]

Approximate number of holders of record as of the certification
or notice date:     285
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   Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on behalf by the undersigned duly authorized person.

Date: May 10, 2000             By:/s/ William A. McKenzie
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                                  William A. McKenzie, President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.